Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

Media contact:

Suzie Boland

RFB Communications Group

813-259-0345

sboland@rfbcommunications.com

Oxbridge Re Holdings Limited Reports Second Quarter 2015 Results

GRAND CAYMAN, Cayman Islands—(Aug. 12, 2015)—Oxbridge Re Holdings Limited (OXBR), a provider of reinsurance solutions to property and casualty insurers in the Gulf Coast region of the United States, reported financial results for the second quarter ended June 30, 2015.

Second Quarter 2015—Highlights

•	Net income totaled $1.7 million or $0.27 per basic and diluted earnings per share compared with $541,000 or $0.09 per basic and diluted earnings per share in the second quarter of 2014. The increase in net income was primarily driven by an increase in net premiums earned and investment income.

•	Net premium earned totaled $1.6 million compared with $899,000 in the second quarter of 2014. The increase was driven by the continued increase in number and size of reinsurance contracts placed.

•	Investment income for the quarter totaled $429,000 compared with nil for the second quarter of 2014, as investing in fixed-maturity and equity securities commenced in August of 2014.

•	Total expenses, including policy acquisition costs, underwriting expenses and administrative expenses were $408,000 compared with $358,000 in the second quarter of 2014. The increase was due to the significant and continual increase in general and administrative expenses resulting from an increase in business activities and operations following the initial public offering in March of 2014, offset by the expiration of an underwriting consulting contract.

•	The company paid dividends of $0.12 per share compared with nil during the same year-ago period. The difference is a result of the timing of dividends distributed.

•	At June 30, 2015, the company had $33.6 million of cash and cash equivalents, and restricted cash and cash equivalents, up slightly from $33.5 million at Dec. 31, 2014.

Second Quarter 2015—Financial Ratios

•	The loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to premiums earned. There were no losses incurred during the second quarter of 2015 or the second quarter of 2014, resulting in a loss ratio of 0.0%.

•	The acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses to net premiums earned. The acquisition cost ratio was 5.3% for the second quarter of 2015 compared with 14.5% for the same year-ago period. The decrease was due to lower acquisition costs on reinsurance contracts and the expiration of the previously mentioned underwriting consulting contract.

•	The expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and general and administrative expenses to net premiums earned. The expense ratio decreased to 24.9% during the second quarter of 2015 compared with 39.8% during the second quarter of 2014. The decrease is due to the decline in the policy acquisition cost ratio, as well as the disproportionate increase in general and administrative expenses when compared with the increase in net premiums earned.

•	The combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratios of 24.9% for the second quarter of 2015 and 39.8% for the second quarter of 2014 are the same as the expense ratio above, as no losses were incurred.

Six Months Ended June 30, 2015—Financial Results

•	Net income totaled $3.5 million or $0.58 per basic and diluted earnings per share compared with $935,000 net income or $0.25 per basic and diluted earnings per share in the same year-ago period. The increase in net income was primarily driven by an increase in net premiums earned and investment income.

•	Net premium earned totaled $3.2 million compared with $1.5 million for the first six months of 2014. The increase was driven by the continued increase in number and size of reinsurance contracts placed.

•	Investment income for the period totaled $1.1 million compared with nil for the first six months of 2014, as investing in fixed-maturity and equity securities commenced in August of 2014.

•	Total expenses, including policy acquisition costs, underwriting expenses and administrative expenses were $845,000 compared with $613,000 in the comparable period of 2014. The increase was due to increased costs associated with the continued growth of business activities and operations, offset by the expiration of an underwriting consulting contract.

•	The company paid dividends of $0.24 per share during the first six months of 2015 compared with $0.24 per share during the same year-ago period.

Six Months Ended June 30, 2015—Financial Ratios

•	No losses were incurred during the first six months of 2015 or the first six months of 2014, resulting in a loss ratio of 0.0%

•	The acquisition cost ratio was 5.5% compared with 11.2% for the year-ago period. The decrease is due to lower acquisition costs on reinsurance contracts and the expiration of the previously mentioned underwriting consulting contract.

•	The expense ratio was 26.5% compared with 39.6% for the first six months of 2014. The decrease is due to the decline in the policy acquisition cost ratio, as well as the disproportionate increase in general and administrative expenses when compared with the increase in net premiums earned.

•	The combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. The combined ratio was 26.5% compared with 39.6% for the year-ago period. The combined are the same as the expense ratio above, as no losses were incurred.

Management Commentary

“The second quarter was another successful quarter as we made significant progress expanding our client base and reinsurance broker network,” said Jay Madhu, CEO of Oxbridge Re Holdings Limited. “Our recently placed fully-collateralized reinsurance contracts give us the most diversified portfolio in our company’s history. We continue to be encouraged by our improving results and we feel we are well positioned to capitalize on future growth opportunities.”

Conference Call

Oxbridge Re management will host a conference call later today (Aug. 12, 2015) to discuss these financial results followed by a question and answer session. President and CEO Jay Madhu and Financial Controller Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time.

Interested parties can listen to the live presentation, which can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.oxbridgere.com.

Date: Wednesday, Aug. 12, 2015

Time: 4:30 p.m. Eastern time

Listen-only toll-free number: 877-407-0782

Listen-only international number: 201-689-8567

Conference ID: 13615081

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Precision IR at 804-327-8885 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 8:00 p.m. Eastern time on the same day through Nov. 12, 2015 and via the Investor Information section of Oxbridge’s website at www.oxbridgere.com.

Toll-free replay number: 877-660-6853

International replay number: 201-612-7415

Conference ID: 13615081

About Oxbridge Re Holdings Limited

Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge’s licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company’s ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols “OXBR” and “OXBRW,” and the company’s common stock is included in the Russell Microcap Index.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

-Tables Follow-

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At June, 2015	At December 31, 2014
	(Unaudited)
Assets
Investments:
Fixed-maturity securities, available for sale, at fair value (amortized cost: $3,683 and $3,681, respectively)	$3,646	3,659
Equity securities, available for sale, at fair value (cost: $9,302 and $8,140, respectively)	7,622	8,179

Total investments	11,268	11,838
Cash and cash equivalents	20,176	5,317
Restricted cash and cash equivalents	13,386	28,178
Accrued interest and dividend receivable	31	22
Premiums receivable	10,998	4,081
Deferred policy acquisition costs	260	132
Prepayment and other receivables	99	80
Property and equipment, net	64	46

Total assets	$56,282	49,694

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	$—	—
Loss experience refund payable	5,736	7,133
Unearned premiums reserve	13,332	5,744
Accounts payable and other liabilities	150	109

Total liabilities	19,218	12,986

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 6,060,000 and 6,000,000 shares issued and outstanding)	6	6
Additional paid-in capital	33,598	33,540
Retained earnings	5,177	3,145
Accumulated other comprehensive (loss) income	(1,717)	17

Total shareholders’ equity	37,064	36,708

Total liabilities and shareholders’ equity	$56,282	49,694

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

Consolidated Statements of Income (unaudited)

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenue
Assumed premiums	$14,288	13,767	$14,888	13,825
Change in loss experience refund payable	(2,065)	(1,075)	(4,116)	(1,660)
Change in unearned premiums reserve	(10,587)	(11,793)	(7,588)	(10,617)

Net premiums earned	1,636	899	3,184	1,548
Net realized investment gains	333	—	976	—
Net investment income	96	—	172	—

Total revenue	2,065	899	4,332	1,548

Expenses
Policy acquisition costs and underwriting expenses	87	130	174	173
General and administrative expenses	321	228	671	440

Total expenses	408	358	845	613

Net income	1,657	541	$3,487	935

Earnings per share
Basic and Diluted	$0.27	0.09	$0.58	0.25

Dividends paid per share	$0.12	—	$0.24	0.24